Exhibit 99.12

January 09, 2026

Pelican Holdco, Inc.

3400 East Bayaud Avenue, Suite 400

Denver, Colorado 80209

Re:	Consent to Reference of Name and Report in Pelican Holdco, Inc.’s Registration Statement on Form S-4

We refer to our report, entitled “Evaluation of the Prospective Resources of the March GL Greenland License As of September 1, 2025 (the “Report”).

We hereby consent to the use of our name and references to the Report by Pelican Holdco, Inc. (“the Company”) in the Company’s Registration Statement on Form S-4 (File No. 333-291171), including any subsequent amendments thereto, initial filed with the Securities and Exchange Commission on October 30, 2025 (as amended, the “S-4”).

We confirm that we have read the S-4 and have no reason to believe that there are any misrepresentations in the information contained in the S-4 that are derived from the Report or that are within our knowledge, as a result of the services we performed in connection with such Report.

Sincerely,

Sproule Incorporated

Jeff Aldrich, P.Geo., L.P.G.

Principal Geoscientist

Sproule Incorporated   │   1700 Broadway Street, Suite 870, Denver, CO 80290, USA   │   T +1 303 227 0270